                                                                      EXHIBIT 11

                             NEUBERGER BERMAN INC.
                                AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                         ENDED JUNE 30,         ENDED JUNE 30,
                                                      ---------------------   -------------------
                                                        2000        1999        2000       1999
                                                      ---------   ---------   --------   --------
Total average common stock used for earning per
  share computation--basic..........................    49,174      42,727     49,325      42,727
                                                       -------     -------    -------    --------
Total average common stock used for earning per
  share computation--diluted........................    49,473      42,727     49,475      42,727
                                                       -------     -------    -------    --------
Net income..........................................   $38,705     $69,281    $78,946    $141,081
                                                       -------     -------    -------    --------
Net income per common share--basic..................   $  0.79     $  1.62    $  1.60    $   3.30
                                                       -------     -------    -------    --------
Net income per common share--diluted................   $  0.78     $  1.62    $  1.60    $   3.30
                                                       -------     -------    -------    --------

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